Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of June 20, 2008, by and between ClearPoint Business Resources, Inc. (the “Company”), a Delaware corporation located at 1600 Manor Drive, Suite 110, Chalfont, PA 18914, and John G. Phillips (“Executive”), an adult individual residing at 109 Forest Trail Drive, Lansdale, PA 19446.

B A C K G R O U N D

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company, all upon the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as Chief Financial Officer of the Company and its subsidiaries. Executive shall perform the duties and responsibilities reasonably determined from time to time by the Company’s Chief Executive Officer (“CEO”) and Board of Directors (the “Board”) consistent with the types of duties and responsibilities customarily assigned to Chief Financial Officers, including but not limited to, having direct responsibility for the day-to-day financial and administrative business and affairs of the Company, and Executive agrees to accept all responsibilities as are incidental to such position or positions. Executive shall devote his full time, energy, skill and best efforts to the business and affairs of the Company and its subsidiaries and shall not, during his employment, engage in any outside business activity that conflicts with, or adversely affects, Executive’s job performance; provided, however, with the prior approval of the Board, Executive may also serve as a director of any other company except a competitor of the Company. Executive acknowledges and agrees that he shall observe and comply with all of the Company’s reasonable policies.

2. Compensation and Benefits.

2.1 Salary. The Company shall pay to Executive, as his compensation for services rendered hereunder, a base salary of $175,000 per year (which base salary, as may be increased from time to time pursuant to this Section 2.1, shall be referred to as the “Salary”), payable in accordance with the Company’s regular payroll practices in effect for its employee personnel at the time of payment, subject to withholding for applicable federal, state and local taxes and any other amounts required by law or directed by Executive. The Salary shall be reviewed by the CEO and the Board periodically in accordance with the Company’s normal compensation review practices.

2.2 Benefits. During Executive’s employment, subject to the other provisions of this Agreement, Executive shall be entitled to participate and shall be included in any benefit plan of the Company currently available to executive officers (or otherwise approved by the Board) to the extent Executive is eligible under the general provisions thereof (“Generally Available Benefits”). Nothing in this Agreement shall prevent the Company from amending or terminating any Generally Available Benefits from time to time as the Company deems appropriate. Without limiting the generality of the foregoing, Executive shall be entitled to:

2.2.1 Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary and reasonable expenses in the course of Company’s business for the benefit of the Company.

The Company shall reimburse Executive for such expenses upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company.

2.2.2 Health, Life and Disability. During Executive’s employment, Executive shall be entitled to receive, at the Company’s expense, health, dental and life insurance, which includes coverage for Executive and his immediate family. During Executive’s employment, Executive shall also be entitled to receive short- and long-term disability insurance as provided and paid for by the Company during his employment.

2.2.3 Vacation/PTO. Executive shall be entitled to three weeks (pro-rated for partial years) of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as may be approved by the CEO. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the CEO. The PTO is pursuant to a “use it or lose it” policy and such days do not carry over from year to year. The annual cut off date for Executive to use PTO shall be the anniversary of the hiring date.

2.3 Discretionary Bonus. Executive may be entitled to a discretionary bonus to be determined, if any, by the CEO, the Board and the Compensation Committee of the Board. The amount, or a portion of the amount, of such bonus, if any, may be based on the Company-wide bonus plan that Executive will help to develop.

2.4 Options. The Board may consider the issuance of options to Executive under the Company’s 2006 Long Term Incentive Plan at least annually. Additionally, Executive will receive a grant of 50,000 options to purchase the Company’s common stock (the “Option Grant”), subject to approval by the Board. The Option Grant shall have an exercise price equal to the closing market price of the Company’s common stock on the date of grant. The Option Grant shall vest over a three year period with one-third vesting each year on the anniversary of the date of grant. Notwithstanding anything contained in this Agreement to the contrary, the Option Grant shall be awarded based on the terms and conditions of the Company’s 2006 Long Term Incentive Plan.

3. Termination.

3.1 Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon, and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

3.2 Grounds for Termination.

3.2.1 Termination upon Death. Executive’s employment with the Company and all of his rights to Salary and Generally Available Benefits hereunder shall automatically terminate upon his death, except that his heirs, personal representatives or estate (as the case may be) shall be entitled to (a) any unpaid portion of his Salary up to the Date of Termination, (b) any approved but unpaid bonus payments, if any, with respect to the Company’s fiscal year in which the Date of Termination occurs, and (c) continued Generally Available Benefits, to be paid for by the Company, for a period of three (3) months.

3.2.2 Termination upon Disability. If, due to illness, physical or mental disability, or other incapacity (“Disability”), Executive shall fail, for thirty (30) consecutive calendar days or ninety (90) calendar days in the aggregate within any twelve (12) month period, to perform the duties and responsibilities required of his position or by this Agreement, with or without reasonable accommodation, the Company may terminate Executive’s employment upon Notice of Termination (made no less than thirty (30) days’ prior to the Date of Termination) by the Company to Executive. In the event of such termination, all of Executive’s rights to Salary and Generally Available Benefits hereunder shall automatically terminate, except that he shall be entitled to (a) any unpaid portion of his Salary up to the Date of Termination, and (b) any approved but unpaid bonus payments, if any, with respect to the Company’s fiscal year in which the Date of Termination occurs.

3.2.3 Termination by the Company for Cause. At any time during Executive’s employment, the Company has the absolute right to terminate Executive’s employment hereunder for Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean: (a) breach by Executive of this Agreement or the Non-Disclosure and Assignment of Inventions Agreement, dated the date hereof (the “Non-Disclosure Agreement”), (b) conviction of Executive of a felony or any crime involving fraud, theft, moral turpitude, larceny or embezzlement, (c) an act by Executive of dishonesty, fraud, larceny, embezzlement or theft, whether by commission or omission, in connection with Executive’s duties or in the course of Executive’s employment with the Company, (d) Executive’s unethical or unprofessional acts or misconduct that are harmful to the Company or that materially and adversely affect Executive’s responsibilities to the Company, (e) Executive’s controlled substance abuse, alcoholism or drug addiction which interferes with or affects Executive’s responsibilities to the Company or which reflects negatively on the integrity or reputation of the Company, (f) Executive’s gross insubordination, or (g) Executive’s failure to perform the duties and responsibilities of his position, which failure shall remain uncured for ten (10) days after written notice of such failure shall have been given to Executive. On termination of this Agreement pursuant to this Section 3.2.3, all of Executive’s right to Salary and Generally Available Benefits shall automatically terminate as of the Date of Termination except with respect to any earned but unpaid portion of his Salary up to the Date of Termination.

3.2.4 Termination by the Company Without Cause. Executive is terminable at will. Notwithstanding anything in this Agreement to the contrary, the Company has the absolute right to terminate Executive’s employment at any time for any reason, with or without Cause, upon Notice of Termination (made no less than sixty (60) days’ prior to the Date of Termination) by the Company to Executive. If the Company terminates Executive’s employment pursuant to this Section 3.2.4, then if such Date of Termination is on or before the first anniversary of May 28, 2008, Executive shall be entitled only to (a) any earned but unpaid portion of his Salary up to the Date of Termination, (b) continue to receive, as salary continuation and in accordance with the Company’s regular payroll practices in effect for its employee personnel at the time of payment, Executive’s then-current Salary for a period of one (1) month (subject to withholding), and (c) continued Generally Available Benefits, to be paid for by the Company, for a period of one (1) month. If such Date of Termination is after the first anniversary of May 28, 2008, Executive shall be entitled only to (i) any earned but unpaid portion of his Salary up to the Date of Termination, (ii) continue to receive, as salary continuation and in accordance with the Company’s regular payroll practices in effect for its employee personnel at the time of payment, Executive’s then-current Salary for a period of six (6) months (subject to withholding), (iii) any approved but unpaid bonus, if any, with respect to the Company’s fiscal year in which the Date of Termination occurs, and (iv) continued Generally Available Benefits, to be paid for by the Company, for a period of six (6) months. As a condition precedent to the payment of any severance under this Section 3.2.4, Executive shall execute a separation and general release agreement in a form acceptable to the Company.

3.2.5 Resignation. If Executive quits or resigns from the Company for any reason, he will only be entitled to any earned but unpaid Salary up to the Date of Termination. Further,

Executive must give the Company at least sixty (60) days written notice before resigning or quitting from the Company, which notice may be waived by the Company in its sole discretion; provided, however, if the Company notifies Executive that his services are not required for the balance of the sixty (60) day period, the Company will nevertheless continue to provide Executive the Salary and Generally Available Benefits for the balance of the sixty (60) day period.

3.3 Procedure Upon Termination. On termination of employment regardless of the reason, Executive (or his heirs, representatives or estate as the case may be) shall promptly return to the Company all documents (including copies) and/or other property of the Company, including without limitation, customer lists, manuals, letters, materials, reports, laptops, computers, cell phones and records in Executive’s possession or control no matter from whom or in what manner acquired.

3.4 Certain Rights. Nothing in this Section 3 is intended to preclude Executive from receiving any indemnification provided to Executive by law or by the Company’s organizational documents or bylaws in Executive’s capacity as an officer or employee of the Company to the extent Executive is otherwise entitled to receive such indemnification under law or the Company’s organizational documents or bylaws.

4. Covenants.

4.1 Noncompetition and Nonsolicitation. During the period of Executive’s employment with the Company and for the Covenant Period (as defined below), Executive shall not, except with the Company’s express prior written consent (which consent must be authorized by the Board), directly or indirectly (for his own account or for the benefit of any person or entity (“Person”)):

(a) as proprietor, partner, member, owner, shareholder, director, officer, executive, employee, agent, creditor, consultant, joint venturer, investor or in any other capacity or manner whatsoever (i) solicit, divert, accept business from (within the scope of the Restricted Business (as defined below)) or otherwise take away any person or entity (“Person”) that has within the past year been a customer, prospective customer, agent or vendor of any of the Company or its subsidiaries, or (ii) interfere or communicate in any manner that interferes with the Company’s or its subsidiaries’ relationship with any Person that has within the past year been a customer, prospective customer, agent or vendor of any of the Company or its subsidiaries;

(b) solicit the employment of any person employed by, or a consultant or independent contractor for, any of the Company or its subsidiaries; or

(c) own, manage, operate, control, or participate in the ownership, management or control of, or engage in or offer to engage in a Restricted Business as proprietor, partner, member, owner, shareholder (other than ownership of not more than 2% of any class of securities of a publicly traded entity which engages in a Restricted Business, provided Executive does not participate in the management, operation or control of such entity), director, officer, executive, employee, agent, creditor, consultant, joint venturer, investor or in any other capacity or manner whatsoever.

The “Covenant Period” means a period beginning on May 28, 2008 and ending on the date that is one (1) year after Executive’s Date of Termination.

The “Restricted Business” means temporary staffing and workforce management or procurement business, as such business exists now or at any time at or prior to Executive’s Date of

Termination, and including new areas of business that the Company will have entered into after the date hereof but prior to the Executive’s Date of Termination.

4.2 Cooperation. At any time during Executive’s employment with the Company and at any time thereafter, Executive agrees that he shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which Executive was involved or is thought to have been involved during his employment with the Company. The Company shall reimburse Executive for reasonable, documented out of pocket expenses, if any, incurred in providing such assistance.

4.3 Necessity of Covenants; Equitable Relief. The restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable and fair for such purpose. Executive acknowledges and agrees that a breach or threatened breach by Executive of the covenants contained in this Section 4 and in Section 5 would cause the Company irreparable harm and that the extent of damages to the Company would be impossible to ascertain and that there is and will be available to the Company no adequate monetary damages or other remedy at law to compensate it in the even of any such breach or threatened breach. Consequently, Executive agrees that in the event of such breach or threatened breach of any such covenant or representation, in addition to any other relief to which the Company is or may be entitled, the Company shall be entitled, as a matter of course, to an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by Executive, his employer, employees, partners, agents or any of them.

4.4 Scope. If any portion of any covenant in this Section 4 or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the covenants in this Section 4 is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited form.

5. Prior Agreements. Executive represents to the Company (a) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or the Non-Disclosure Agreement or Executive’s employment hereunder, (b) that Executive’s execution of this Agreement, the Non-Disclosure Agreement and Executive’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound, (c) that Executive is free and able to execute this Agreement and to enter into employment with the Company, and (d) this Agreement and the Non-Disclosure Agreement are valid and binding obligations of Executive, enforceable in accordance with their respective terms.

6. Miscellaneous.

6.1 Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, (b) mailed by first class certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 6.1. All notices to the Company will be addressed to the attention of the CEO with a copy to General Counsel.

6.2 Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by the Company hereunder, including without limitation, any waiver, consent or approval, shall be effective unless authorized by the Company’s Board.

6.3 Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. This Agreement is a personal employment contract of the Company, for Executive’s personal services, and Executive’s rights and duties hereunder shall not be assignable or delegable by Executive. The Company may assign its rights and duties hereunder provided that the assignee is the successor, by operation of law or otherwise, to any or all of the Company’s businesses, and the nature of Executive’s duties hereunder do not change in any material respect.

6.4 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

6.5 Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

6.6 Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

6.7 Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.8 Controlling Law. This agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

6.9 Exclusive Jurisdiction. In any action or proceeding between the parties hereto, Executive and the Company irrevocably consent and agree to the exclusive jurisdiction of the federal and state courts located in Pennsylvania; and service of process by hand delivery or by certified mail, to the addresses set forth above for each party.

6.10 Survival. Sections 3, 4 and 6 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date above written.

COMPANY:

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Michael Traina
CEO

EXECUTIVE:

/s/ John G. Phillips
John G. Phillips